UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2021

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd.
Suite 600
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2021, Elizabeth A. Garofalo, M.D. was appointed to the Board of Directors (the “Board”) of Alector, Inc. (the “Company”). Dr. Garofalo will serve as a Class II director, with a term expiring at the Company’s 2023 annual meeting of the stockholders. The Board will determine Dr. Garofalo’s committee assignment at a later date.

Dr. Garofalo, 64, has served as the Principal for EAG Pharma Consulting LLC since 2016. Prior to that, Dr. Garofalo served in numerous leadership roles including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team. In addition, she served as the Chair of the Novartis Portfolio Stewardship Board and Co-Head of the Novartis Neuroscience Franchise. Prior to that, she was Vice President and Head of the Neuroscience Therapy Area at Astellas. She started her career at Parke-Davis/Pfizer where she had jobs of increasing responsibility including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Since September 2020, Dr. Garofalo has served as a member of the board of Acadia Pharmaceuticals Inc. Further, since March 2021, she has served as a member of the board and member of the Audit Committee of Exicure Inc. and since June 2021 as a member of the board of Xenon Pharmaceuticals. She also serves on the board of the Institute for Advanced Clinical Trials in Children and is the Chair of the Business Advisory Board for the Epilepsy Foundation of America. She earned her M.D. from the Indiana University School of Medicine where she completed her pediatric residency. She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School.

Dr. Garofalo will be compensated in accordance with the Company’s Outside Director Compensation Policy for non-employee directors (the “Policy”). Pursuant to the Policy, Dr. Garofalo will be paid $40,000 per fiscal year for her service as a director on the Board, payable quarterly in arrears on a pro-rata basis. On September 23, 2021, Dr. Garofalo was automatically granted an option to purchase 33,235 shares of Alector common stock, which vests as to 25% of the shares on the one-year anniversary of the grant date and as to 1/48th of the shares on each monthly anniversary of the grant date thereafter, provided that she remains a service provider through the applicable vesting date. Such option will become fully vested and exercisable immediately prior to a change in control transaction, subject to Dr. Garofalo continuing to be a service provider through such change in control. Dr. Garofalo will also be reimbursed for out-of-pocket expenses incurred in connection with her attendance at Board meetings.

Dr. Garofalo will be eligible for further equity awards on the same terms as other continuing non-employee members of the Board. Dr. Garofalo also executed the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 7, 2019 (File No. 333-229152).

There is no arrangement or understanding between Dr. Garofalo and any other persons pursuant to which Dr. Garofalo was elected as a director. In addition, Dr. Garofalo is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 28, 2021, Alector issued a press release announcing Dr. Garofalo’s appointment to the Board. The press release is attached hereto as Exhibit 99.1.

The information included in the press release in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 28, 2021.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALECTOR, INC.

Date: September 28, 2021	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D. Co-founder and Chief Executive Officer